December 20, 1995




Joseph C. Zils, Vice President
  and General Counsel
Optical Coating Laboratory, Inc.
2789 Northpoint Parkway
Santa Rosa, California 95407-7397


          RE:  ISSUANCE OF SECURITIES ON FORM S-3
               REGISTRATION STATEMENT

Dear Mr. Zils:

     This letter is written to you in connection with the filing on or about December 21, 1995, of a Registration Statement on Form S-3 with the Securities and Exchange Commission relating to the offer and sale of up to 1,142,857 shares of Common Stock (the "Conversion Shares") of Optical Coating Laboratory, Inc. (the "Company"), $.01 par value. The Conversion Shares are issuable upon conversion of the Company's Series C Cumulative Convertible Preferred Stock (the "Series C Preferred Stock") issued in a private placement made solely to accredited investors on May 8, 1995.

     As counsel for the Company we have examined, among other things, originals or copies identified to our satisfaction as being true copies of the above-referenced Registration Statement, the Certificate of Incorporation and Bylaws of the Company, the Certificate of Designation, Preferences and Rights of the Series C Preferred Stock, the corporate resolutions adopted by the Board of Directors of OCLI on March 30, 1995 and those adopted by the Board of Directors on May 1, 1995, approving the issuance of the shares of the Series C Preferred Stock to the "Selling Stockholders," as such term is defined in the Registration Statement, and other pertinent documents and instruments of the Company. In addition to such examination, we have obtained from Officers of the Company other such information and advice as we have deemed necessary for purposes of this opinion.

     On the basis of the foregoing and our examination and consideration of such other factual and legal matters as we have deemed appropriate in the premises, we are of the opinion that the Conversion Shares have been duly authorized and reserved for issuance and that the Conversion Shares, when issued in accordance with the terms of the Series C Preferred Stock, will be legally issued, fully paid and non-assessable.

     We consent to the filing of this letter with the Securities and Exchange Commission as an exhibit to the aforementioned Registration Statement.

                              Very truly yours,


                              /s/COLLETTE & ERICKSON
                              Collette & Erickson

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OCLI 1.722